Prospectus Supplement No. 4                 Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 25, 2001)      Registration Statement No. 333-72216

                                 LTX Corporation

           $150,000,000 4 1/4% Convertible Subordinated Notes due 2006
                                       and
     5,165,790 Shares of Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes due 2006 and shares of common stock issuable upon conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated October 25, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "LTXX".

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED AUGUST 9, 2002

     The information appearing in the following graph supplements or supersedes in part the information in the table under the capital "Selling Holders", beginning on page 47 in our prospectus and was provided by or on behalf of the selling holders.

                                               Principal           Common
                                               Amount of           Stock
                                                 Notes           Beneficially                         Common Stock
                                              Beneficially         Owned                           Beneficially Owned
                                               Owned and           Before        Common Stock        After Offering
Name and Address                                Offered           Offering        Offered(1)      Amount       Percent
----------------                             --------------------------------------------------------------------------
ABN AMRO Securities LLC .....................$   600,000            20,661         20,661            0           --
Allstate Insurance Company. .................    400,000            13,774         13,774            0           --
Allstate Life Insurance Company .............    100,000             3,443          3,443            0           --
Alpine Associates. ..........................  8,600,000           296,143        296,143            0           --
Alpine Partners, L.P. .......................  1,400,000            48,209         48,209            0           --
Amaranth LLC ................................ 13,460,000           463,498        463,498            0           --
Amaranth Securities L.L.C. ..................          0                 0              0            0           --
BBT Fund, L.P. .............................. 12,000,000           413,223        413,223            0           --
CSFB Convertible & Quantative
  Strategies, Ltd. ..........................    750,000            25,826         25,826            0           --
Calamos Market Neutral Fund - Calamos
  Investment Trust ..........................  8,000,000           275,482        275,482            0           --
CitiSam Fund Ltd. ...........................  2,900,000            99,862         99,862            0           --
Consulting Group Capital Markets Funds ......    500,000            17,217         17,217            0           --
Delaware PERS ...............................  1,800,000            61,983         61,983            0           --
Deutsche Banc Alex Brown Inc. ............... 20,637,000           710,640        710,640            0           --
ECT Investments .............................  4,500,000           154,958        154,958            0           --
Family Service Life Insurance Company .......    100,000             3,443          3,443            0           --
Fidelity Financial Trust - Fidelity
  Convertible Securities Fund ...............  2,000,000            68,870         68,870            0           --
Frist Foundation, The .......................    200,000             6,887          6,887            0           --
First Union National Bank ................... 15,000,000           516,528        516,528            0           --
Goldman Sachs and Company ...................  1,675,000            57,679         57,679            0           --
Guardian Life Insurance Company .............  1,700,000            58,539         58,539            0           --
Guardian Pension Trust ......................    200,000             6,887          6,887            0           --
ICI American Holdings Trust .................    645,000            22,210         22,210            0           --
IMF Convertible Fund ........................    500,000            17,217         17,217            0           --
Investcorp - SAM Fund Ltd. ..................  2,600,000            89,531         89,531            0           --
JMG Triton Offshore Fund Ltd. ...............  1,550,000            53,374         53,374            0           --
Jeffries & Co. ..............................    550,000            18,939         18,939            0           --
Kentfield Trading, Ltd. .....................          0                 0              0            0           --
Man Convertible Bond Master Fund, Ltd. ......  6,172,000           212,534        212,534            0           --
Marathon Global Equity Fund, Ltd. ...........  4,000,000           137,741        137,741            0           --
Oakwood Healthcare Inc. Pension Plan ........    135,000             4,648          4,648            0           --
Rhapsody Fund, LP ...........................  3,900,000           134,297        134,297            0
Robertson Stephens ..........................  2,000,000            68,870         68,870            0           --
State of Oregon/Equity ......................  5,725,000           197,141        197,141            0           --
St. Thomas Trading, Ltd. .................... 10,127,000           348,725        348,725            0           --
Sunrise Partners ............................  3,640,000           125,344        125,344            0           --
Syngenta AG .................................    300,000            10,330         10,330            0           --
UBS O'Connor LLC
  f/b/o USB Global Equity Arbitrage
  Master Ltd. ...............................  1,250,000            43,044         43,044            0           --
Victory Capital Management (as agent
  for Victory Convertible Securities
  Fund) .....................................    400,000            13,774         13,774            0           --
Wilmington Trust (as Owner Trustee for
  the Forrestal Funding Master Trust) ....... 15,500,000           533,746        533,746            0           --
Zeneca Holdings Trust .......................    445,000            15,324         15,324            0           --
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any holder(2)(3) .............150,000,000         5,165,290      5,165,290            0           --

o    Indicates less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $29.04 per share of common stock and resale of all shares of common stock offered hereby. The conversion price is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.